Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer”.  The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D and that said joint filing may thereafter be amended by further joint filings.  The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.  This agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together constitute a single contract.  Delivery of an executed counterpart of this agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this agreement.

Date:  September 1, 2004

BRC S.A.R.L. by /s/ Carlos Alberto da Veiga Sicupira Name: Carlos Alberto da Veiga Sicupira Title: Officer by /s/ Roberto Moses Thompson Motta Name: Roberto Moses Thompson Motta Title: Officer
JORGE PAULO LEMANN by /s/ Jorge Paulo Lemann Name: Jorge Paulo Lemann
MARCEL HERRMANN TELLES by /s/ Marcel Herrmann Telles Name: Marcel Herrmann Telles
CARLOS ALBERTO DA VEIGA SICUPIRA by /s/ Carlos Alberto da Veiga Sicupira Name: Carlos Alberto da Veiga Sicupira